Exhibit 4.3
DESCRIPTION OF CAPITAL STOCK

The following descriptions of our capital stock and provisions of our amended and restated certificate of incorporation and our amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the amended and restated bylaws, which are filed as exhibits to our annual reports on Form 10-K.

General

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.

In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment in full of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. There is no sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Under the terms of our amended and restated certificate of incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and our preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the New York Stock Exchange (the “NYSE”).

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws and Delaware Law

Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws, as well as provisions of the Delaware General Corporation Law (the “DGCL”), could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, including transactions in which stockholders might otherwise receive a premium for their shares.

Classified Board of Directors

Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes, with the classes as nearly equal in number as possible and, following the expiration of specified initial terms for each class, each class serving three-year staggered terms. As a result, approximately one-third of our directors are expected to be elected each year. Pursuant to the terms of the Third Amended and Restated Stockholders Agreement among us and certain of our stockholders, dated October 6, 2021, directors designated by members of certain of our stockholders party thereto (which we refer to as the “Voting Group”) may only be removed with or without cause by the request of the party entitled to designate such director. In all other cases, our amended and restated certificate of incorporation provides that directors may only be removed from our board of directors for cause by the affirmative vote of at least two-thirds of the voting power of the then outstanding shares of voting stock, following such time as when the Voting Group collectively ceases to own, in the aggregate, 50% or more of the voting power of our common stock. Prior to that time, any individual director may be removed with or without cause by the affirmative vote of a majority of the confirmed voting power of our common stock.

Exhibit 4.3

Special Meetings of Stockholders

Our amended and restated certificate of incorporation provides that, after the date on which certain affiliates of Leonard Green & Partners, L.P. and its affiliates (“LGP”) and TPG Global, LLC and its affiliates (“TPG”) cease to beneficially own, in the aggregate, more than 50% in voting power of our stock entitled to vote generally in the election of directors, special meetings of the stockholders may be called only by the chairman of the board, a resolution adopted by the affirmative vote of the majority of the directors then in office and not by our stockholders or any other person or persons. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

Stockholder Action by Written Consent

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation prohibits stockholder action by written consent (and, thus, requires that all stockholder actions be taken at a meeting of our stockholders), if the Voting Group collectively ceases to own, or no longer has the right to direct the vote of, 50% or more of the voting power of our common stock.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

Our amended and restated bylaws require that any stockholder who wishes to bring business before an annual meeting or nominate directors must comply with the advance notice requirements set forth therein.

Approval for Amendment of Certificate of Incorporation and Bylaws

The DGCL provides generally that the affirmative vote of holders of a majority in voting power of outstanding shares entitled to vote on the matter is required to amend a corporation’s certificate of incorporation, unless a corporation’s certificate of incorporation requires a greater percentage. Our amended and restated certificate of incorporation provides that the affirmative vote of holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock, voting as a single class, is required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to the size of the board, removal of directors, special meetings, actions by written consent and cumulative voting, if the Voting Group collectively ceases to own, or no longer has the right to direct the vote of, at least 50% of the voting power of our common stock. The affirmative vote of holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock, voting as a single class, is required to amend or repeal our amended and restated bylaws, if the Voting Group collectively ceases to own, or no longer has the right to direct the vote of, at least 50% of the voting power of our common stock, although our amended and restated bylaws may be amended by a simple majority vote of our board of directors.

Business Combinations

We have opted out of Section 203 of the DGCL.

Exclusive Venue

Our amended and restated certificate of incorporation and our amended and restated bylaws require, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or our amended and restated bylaws, or (iv) any action asserting a claim against us governed by the internal affairs doctrine must be brought only in the Court of Chancery in the State of Delaware (or the federal district court for the District of Delaware or other state courts of the State of Delaware if the Court of Chancery in the State of Delaware does not have jurisdiction). Our amended and restated certificate of incorporation and amended and restated bylaws also require that the federal district courts of the United States of America is the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. These provisions do not apply to any suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934 or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Exhibit 4.3
Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. Our amended and restated certificate of incorporation renounces, to the maximum extent permitted from time to time by Delaware law, any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are our or our subsidiaries’ employees. Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by law, none of the members of the Voting Group or any of their affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates has any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In addition, to the fullest extent permitted by law, in the event that a member of the Voting Group or any non-employee director acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or herself or its or his or her affiliates or for us or our affiliates, such person has no duty to communicate or offer such transaction or business opportunity to us or any of our affiliates and they may take any such opportunity for themselves or offer it to another person or entity. Our amended and restated certificate of incorporation does not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of the Company. To the fullest extent permitted by law, no business opportunity will be deemed to be a potential corporate opportunity for us unless we would be permitted to undertake the opportunity under our amended and restated certificate of incorporation, we have sufficient financial resources to undertake the opportunity and the opportunity would be in line with our business (or is under development and projected to grow into a material business for us) or is of at least some practical advantage to us.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust.

Stock Exchange Listing

Our common stock is listed on the NYSE under the symbol “LTH.”

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